Exhibit 12(a)(1)

LATTICE STRATEGIES TRUST

HARTFORD FUNDS EXCHANGE-TRADED TRUST

(each a “Trust” and together, the “Trusts”)

Code of Ethics for Principal Executive and Senior Financial Officers

I.	Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) is intended to serve as the Code of Ethics described in Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR. This Code shall apply to each Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom is named in Exhibit A attached hereto), consistent with and in furtherance of their fiduciary duties, and for the purpose of promoting:

•                     honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                     full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•                     compliance with applicable laws and governmental rules and regulations;

•                     the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                     accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest has the potential to interfere with the interests of, or his or her service to, a Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Trust. Covered Officers must avoid conduct that conflicts, or appears to conflict, with their duties to the Trust. All Covered Officers should conduct themselves such that any reasonable observer would have no grounds for belief that a conflict of interest has not been appropriately addressed and resolved. Covered Officers are not permitted to self-deal or otherwise to use their positions with the Trust to further their own or any other related person’s business opportunities.

This Code does not, and is not intended to, repeat or replace the programs and procedures or codes of ethics of each Trust (adopted under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”)) or each Trust’s investment adviser.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Trust and its investment adviser of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or the investment adviser), be involved in establishing policies and implementing decisions that will have different effects on the service providers and a Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Trust and its service providers and is consistent with the performance by the Covered Officers of their duties as officers of a Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, such activities will be deemed to have been handled ethically.

The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should be properly disclosed to the Trust and resolved by persons who do not have a personal interest.

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Each Covered Officer must not:

•                     use his or her personal influence or personal relationship improperly to influence investment decisions or financial reporting by a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•                     cause the Trust to take action, or fail to take action, for the improper personal benefit of the Covered Officer rather than the benefit of the Trust; or

•                     retaliate against any other Covered Officer or any employee of a Trust or its affiliated persons for reports that are made in good faith of actual or of potential violations by a Trust or such affiliated persons of applicable rules and regulations.

Each Covered Officer must discuss certain material conflict of interest situations with the respective Trust’s Audit Committee. Examples of such situations include:

•                     service as a director on the Board of a publicly traded company;

•                     accepting directly or indirectly investment opportunities, gifts or other gratuities from individuals conducting or seeking to conduct business with a Trust or the Trust’s investment adviser. However, Covered Officers may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver as long as the expense is reasonable and both the giver(s) and the Covered Officer(s) are present;

•                     any direct or indirect ownership interest in, financial relationships with, or any consulting or employment relationship with, any of the Trusts’ service providers; and

•                     a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Trust for effecting portfolio transactions or for selling or redeeming shares.

III.	Disclosure and Compliance

•                     Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to each Trust and should understand the Trust’s Disclosure Controls and Procedures.

•                     Each Covered Officer should not knowingly or negligently misrepresent, or cause others to misrepresent, facts about a Trust to others, whether within or outside the Trust, including to each Trust’s Board, Audit Committee and independent auditors, and to governmental regulators, self-regulators and self-regulatory organizations.

•                     Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of each Trust and its service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Trust files with, or submits to, the SEC and in other public communications made by the Trust.

•                     It is the responsibility of each Covered Officer to promote and encourage professional integrity in all aspects of each Trust’s operations.

IV.       Reporting and Accountability

Each Covered Officer must:

•                     upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), sign and return a report in the form of Exhibit B to the person named in Exhibit A affirming that he or she has received, read and understands the Code;

•                     annually sign and return a report in the form of Exhibit C to the person named in Exhibit A affirming that he or she has complied with the requirements of the Code; and

•                     notify each Trust’s Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

Each Trust’s Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation, including any approvals or waivers sought by the Covered Officers.

The Trusts’ Audit Committee will follow these procedures in investigating and enforcing this Code:

•                     The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.

•                     If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.

•                     Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.

•                     If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the appropriate personnel of the investment advisor, administrator or its board; and possible dismissal of the Covered Officer as an officer of the Trust. No Covered Person will be disciplined for reporting a concern in good faith.

•                     The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.

•                     Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       Other Policies and Procedures

This Code shall be the sole code of ethics adopted by each Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of each Trust or the respective Trust’s investment adviser govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Each Trust’s and the respective investment adviser’s code of ethics under Rule 17j-1 under the 1940 Act and the respective investment adviser’s other policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.       Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.       Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than each Trust’s Board, Trust’s Audit Committee, Trust’s Chief Compliance Officer, legal counsel to the Trust, legal counsel to the Trustees who are not interested persons as that term is defined under the Investment Company Act of 1940, as amended (the “Independent Trustees”), and such other person as approved by a majority of the Board, including a majority of the Independent Trustees.

VIII.       Internal Use

The Code is intended solely for internal use by each Trust and does not constitute an admission, by or on behalf of a Trust, as to any fact, circumstance or legal conclusion.

The Code, and any waivers thereto, and any amendments thereto, must be disclosed to the public in one of three ways:

(i)	filing a copy of the Code as an exhibit to the respective Trust’s Form N-CSR (annual report),

(ii)	posting the Code on the Trusts’ website and disclosing on Form N-CSR the website address and the fact that the Code is posted there, or

(iii)	providing an undertaking in the respective Trust’s Form N-CSR to provide a copy of the Code to any person, without charge upon request, and explaining the manner in which the request should be made.

Adopted: December 12, 2014

Amended: December 8, 2016

EXHIBIT A

Persons Covered by this Code of Ethics:

Darek Wojnar (Principal Executive Officer of Lattice Strategies Trust)

Albert Lee (Principal Financial Officer of Lattice Strategies Trust)

Darek Wojnar (Principal Executive Officer of Hartford Funds Exchange-Traded Trust)

Albert Lee (Principal Financial Officer of Hartford Funds Exchange-Traded Trust)

Recipient of reports under Article IV

Cory Gossard (Chief Compliance Officer of Lattice Strategies Trust)

Joseph Melcher (Chief Compliance Officer of Hartford Funds Exchange-Traded Trust)

EXHIBIT B

INITIAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of Lattice Strategies Trust and Hartford Funds Exchange-Traded Trust, dated December 8, 2016, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Please sign your name here: ________________________________

Please print your name here: _______________________________

Please date here: ________________________________________

EXHIBIT C

ANNUAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of Lattice Strategies Trust and Hartford Funds Exchange-Traded Trust dated December 8, 2016, (the “Code”) and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of the Code during the period of _____________ through ______________.

Please sign your name here: ________________________________

Please print your name here: _______________________________

Please date here: ________________________________________